Exhibit 10(p)

DPL INC.

SUPPLEMENTAL EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN

(AS AMENDED AND RESTATED THROUGH DECEMBER 31, 2007)

DPL Inc. adopted the DPL Inc. Supplemental Executive Defined Contribution Retirement Plan on the terms and conditions described hereunder, originally effective as of January 1, 2006.  The Plan is hereby amended and restated as of December 31, 2007.

ARTICLE I - PREFACE

Section 1.1  Effective Date.  The original effective date of the Plan is January 1, 2006.  The Plan is amended and restated, effective December 31, 2007.

Section 1.2  Purpose of the Plan.  The purpose of this Plan is to provide additional retirement benefits beyond the dollar limitation on Compensation imposed under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 1.3.  Section 409A of the Code.  It is intended that the Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any retirement benefit accrued hereunder in a taxable year that is prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  It is intended that the Plan shall be administered in a manner that will comply with Section 409A of the Code, including regulations or any other formal guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively, the “409A Guidance”).

Section 1.4.  Interpretation.  For purposes of interpreting the provisions of this Plan, the singular shall include the plural unless otherwise clearly required by the context.

ARTICLE II - DEFINITIONS

Section 2.1.  “Account” means the notional account maintained by the Company in accordance with Section 4.1.

Section 2.2.  “Beneficiary” means the person or persons designated by the Participant as his or her Beneficiary under this Plan, in accordance with the provisions of Article VII hereof.

Section 2.3.  “Board” means the Board of Directors of the Company.

Section 2.4.  “Change of Control” means the consummation of any Change of Control of the Company, or its principal subsidiary, The Dayton Power and Light Company (“DP&L”), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as determined by the Board in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(a)     any “Person” (as such term is defined in  Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of the Company or DP&L representing (I) 25% or more of the combined voting power of the then outstanding Voting Stock of the Company or DP&L if the acquisition of such beneficial ownership is not approved by the Board prior to the acquisition or (II) 50% or more of such combined voting power in all other cases;

(i)     for purposes of this Section 2.4, the following acquisitions shall not constitute a Change of Control: (A) any acquisition of Voting Stock of the Company or DP&L directly from the Company or DP&L that is approved by a majority of those persons serving as directors of the Company or DP&L on the date of this Plan (the “Original Directors”) or their Successors (as defined below), (B) any acquisition of Voting Stock of the Company or DP&L by the Company or any Subsidiary, and (C) any acquisition of Voting Stock of the Company or DP&L by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by DPL or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company or DP&L, as the case may be, at the time of such election or nomination for election);

(ii)     if any Person is or becomes the beneficial owner of 25% or more of combined voting power of the then-outstanding Voting Stock of the Company or DP&L as a result of a transaction described in clause (A) of Section 2.4(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than in an acquisition directly from the Company or DP&L that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock of the Company or DP&L are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(iii)     a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 25% or more of the Voting Stock of the Company or DP&L as a result of a reduction in the number of shares of Voting Stock of the Company or DP&L outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock are treated equally; and

(iv)     if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 25% or more of the Voting Stock of the Company or DP&L inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 25% of the Voting Stock of the Company or DP&L, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(b)     the Company or DP&L consummates a merger or consolidation, or consummates a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on December 31, 1990) and in which shareholders of the Company or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of the Company or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the “voting power” of DPL or DP&L or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”, excluding any merger of DP&L into the Company or of the Company into DP&L;

(c)     the Company or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to the Company or a wholly owned subsidiary(ies) of the Company; but not including (I) a mortgage or pledge of assets granted in connection with a financing or (II) a spin-off or sale of assets if the Company continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(d)     the Original Directors and/or their Successors do not constitute a majority of the whole Board or the Board of Directors of DP&L, as the case may be; or

(e)     approval by the shareholders of the Company or DP&L of a complete liquidation or dissolution of the Company or DP&L, as the case may be.

Section 2.5.     “Company” means DPL Inc., an Ohio corporation, and any entity that succeeds DPL Inc. by merger, reorganization or otherwise.

Section 2.6.  “Compensation” means, for a Plan Year, a Participant’s annual base salary as of the end of such Plan Year and the benefit earned by such Participant under the Company’s Executive Incentive Compensation Program for such Plan Year.

Section 2.7.  “Compensation Committee” means the Compensation Committee of the Board.

Section 2.8.  “Contributions” means the contributions credited pursuant to Section 3.1 of the Plan.

Section 2.9.  “Controlled Group” means the Company and any and all other corporations, trades and/or businesses, the employees of which, together with employees of the Company, are treated under Section 414 of the Code as if they were employed by a single employer.  Each corporation or unincorporated trade or business that is or was a member of the Controlled Group shall be referred to herein as a “Controlled Group Member”, but only during such period as it is or was such a member.

Section 2.10.  “Disability” means a Participant’s inability to perform the duties required on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

Section 2.11.  “Employee” means a full-time salaried employee of an Employer.

Section 2.12.  “Employer” means the Company and any other Controlled Group Member.

Section 2.13.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.14.  “Hypothetical Investment Fund” means any investment fund designated by the Company pursuant to Section 8.1.

Section 2.15.  “Participant” means an Employee that the Compensation Committee has designated to participate under this Plan and who has executed a Participation Agreement.

Section 2.16.  “Participation Agreement” means an agreement between the Company and each Employee that must be executed as a condition of the Participant’s eligibility for this Plan.

Section 2.17.  “Plan” means the DPL Inc. Supplemental Executive  Defined Contribution Retirement Plan, as herein set forth and as the same may from time to time be amended or restated.

Section 2.18.  “Plan Administrator” means the Compensation Committee.

Section 2.19.  “Plan Year” means the calendar year.

Section 2.20.  “Qualified Plan” means The Dayton Power and Light Company Employee Savings Plan.

Section 2.21.  “Retirement” means the Participant’s termination of employment with the Company upon reaching age 55 and providing 10 years of service, as such phrase is defined in The Retirement Income Plan of The Dayton Power and Light Company.

Section 2.22.  “Separates from Service” or “Separation from Service” has the meaning ascribed to such phrase in the 409A Guidance.

Section 2.23.  “Unforseeable Emergency” means an event which results in a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant, (b) loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2.24.  “Valuation Date” means each December 31, plus such additional date(s), if any, selected by the Plan Administrator.  In the event of a Change of Control, the term “Valuation Date” shall also mean the last day of the calendar month immediately preceding the date of the Change of Control.

Section 2.25.  “Vesting Years” has the meaning ascribed to such phrase in the Retirement Income Plan of The Dayton Power and Light Company.

Section 2.26.  “Voting Stock” means securities entitled to vote generally in the election of directors.

Section 2.27.  “409A Guidance” has the meaning set forth in Section 1.3.

ARTICLE III - CONTRIBUTIONS

Section 3.1.  Contributions.  For each Plan Year, the Company shall credit to the Account established for each Participant an amount (the “Contribution”) equal to 15% of the amount, if any, by which the Participant’s Compensation for such Plan Year exceeds the limit on Compensation imposed by Section 401(a)(17) of the Code (the “Code Limit”) for that Plan Year.  The Company shall credit the Contribution to each Participant’s Account as soon as practicable after the Participant’s Compensation for the Plan Year is determined.

ARTICLE IV - ACCOUNTS

Section 4.1.  Participants’ Accounts.  The Company shall establish and maintain on its books an Account for each Participant which shall contain the following entries:

(a)           Credits for the Contributions described in Section 3.1.

(b)           Credits or charges representing the income, expenses, gains or losses allocable to the Participant’s Account which would be applicable if such Account had been invested on a tax deferred basis in the Hypothetical Investment Fund(s) selected by the Participant or the Participant’s Beneficiary as provided in Section 8.1.  The entries provided by this Subsection shall continue to be made until the Participant’s entire Account has been distributed to the Participant or the Participant’s Beneficiary pursuant to Article VI.

(c)           Debits for any distributions made from the Account and any amounts forfeited under Section 5.2.

Section 4.2.  Effect on other Benefits.  Benefits payable to or with respect to a Participant under any other Employer sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.

ARTICLE V - VESTING

Section 5.1.  Vesting.  A Participant shall become 100% vested in all amounts credited to the Participant’s Account hereunder upon completion of five Vesting Years.  In addition, a Participant shall become 100% vested in all amounts credited to the Participant’s Account hereunder upon the Participant’s death or Disability or upon a Change of Control.

Section 5.2.  Forfeitures.  If a Participant Separates from Service (other than by reason of death or Disability) prior to becoming 100% vested in the Participant’s Account, the Participant’s Account shall be forfeited as of the date of the Participant’s Separation from Service.

ARTICLE VI - DISTRIBUTION OF BENEFITS TO PARTICIPANTS

Section 6.1.  Time and Manner of Payment.

(a)           Upon the Separation from Service (other than by reason of death) of a Participant who is 100% vested in his or her Account, the Participant’s Account shall be paid or commence to be paid to him or her on the first day of the seventh month following such Participant’s Separation from Service with the Company.  Notwithstanding the foregoing sentence, subject to Subsection (c), upon a Change of Control or upon a Participant’s Disability, the Participant’s Account shall be paid no later than 90 days following such Change of Control or Disability, as the case may be; provided, however, that the Participant shall not have a right to designate the taxable year of the payment   Upon the death of a Participant, the Participant’s Account shall be paid at the time provided in Section 7.3.

(b)           The Participant’s Account shall be paid in the following manner:

(i)            If the Participant’s Separation from Service is on account of Retirement:

(1)           The Participant’s Account shall be paid in the form of five annual cash installments (A) with the first installment being payable at the time prescribed in Subsection (a) of this Section and each other installment being payable on the anniversary date of the date of payment of the first installment and (B) with the amount of each installment equal to the value of the Participant’s Account on the Valuation Date immediately preceding the date for payment of the installment multiplied by a fraction the numerator of which is one and the denominator of which is the total number of remaining installments; and

(2)           Notwithstanding the foregoing, if the balance in the Participant’s Account is $100,000 or less, the Participant’s entire Account shall be paid in the form of a lump sum cash payment at the time prescribed in Subsection (a).

(ii)           If the Participant’s Separation from Service is other than on account of Retirement, death or Disability, the Participant’s account shall be paid in the form of a lump sum cash payment at the time prescribed in Subsection (a).

(iii)          If the Participant’s Separation from Service is on account of death, the Participant’s Account shall be paid as provided in Section 7.3.

(iv)          Subject to Subsection (c), upon the Participant’s Disability or upon a Change of Control, the Participant’s account shall be paid in the form of a lump sum cash payment at the time prescribed in Subsection (a).

(c)           To the extent (i) a Participant would be entitled to payment upon the occurrence of a Change of Control pursuant to Subsection (a) and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, or (ii) a Participant would be entitled to payment upon the Participant’s Disability pursuant to Subsection (a) and such Participant is not considered to be “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, then, notwithstanding that the Participant shall be deemed to be vested in his or her Account pursuant to Section 5.1 upon the occurrence of the Change of Control or the occurrence of the Disability, as the case may be, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earlier of (1) the first day of the seventh month following the Participant’s Separation from Service with the Company or (2) the Participant’s death.

Section 6.2.  Liability for Payment/Expenses.  The Employer by which the Participant was last employed prior to the Participant’s Separation from Service or death shall pay the Participant’s vested Account to the Participant or the Participant’s Beneficiary, but such Employer’s liability shall be limited to its proportionate share of the Account, as hereinafter provided.  If the Account payable to or on behalf of a Participant is based on the Participant’s employment with more than one Employer, the liability for the payment of such Account shall be shared by all such Employers (by reimbursement to the Employer making such payment) as may be agreed to among them in good faith and as will permit the deduction (for purposes of federal income tax) by each such Employer of its portion of the payments made and to be made hereunder.  Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.

Section 6.3.  Prohibition on Acceleration of Distributions.  Notwithstanding any provision of the Plan to the contrary, the time for payment or the schedule of any payment with respect to a Participant’s Account as provided under the Plan shall not be accelerated (within the meaning of the Section 409A Guidance) except as follows:

(a)           To the extent necessary to comply with terms of a domestic relations order (as defined in section 414(p)(1)(B) of the Code), the Plan may permit such acceleration of the time or schedule of a payment of all or a portion of a Participant’s Account to an individual other than the Participant;

(b)           To the extent necessary to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code), the Plan may permit the acceleration of the time or schedule of a payment of a Participant’s Account;

(c)           The Plan may permit acceleration of the time for payment or schedule of a payment with respect to a Participant’s Account in order (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under sections 3101 and 3121(v)(2) of the Code on compensation deferred under the plan (the “FICA Amount”), (ii) pay the income tax at source on wages imposed under section 3401 of the Code on the FICA Amount, and (iii) pay the additional income tax at source on wages attributable to the pyramiding of section 3401 wages and taxes, provided that the total payment permissible under this acceleration provision shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(d)           The Company at any time, upon written request of the Participant, may cause to be paid to such Participant, an amount equal to all or any part of the Participant’s Account if the Company determines, based on such reasonable evidence that it shall require, that such a payment is necessary for the purpose of alleviating the consequences of an Unforseeable Emergency.  Payments of amounts because of an Unforseeable Emergency may not exceed the amount necessary to satisfy the Unforseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship); and

(e)           The Plan may permit acceleration of the time for payment or schedule of a payment with respect to a Participant’s Account in such other circumstances as prescribed in the 409A Guidance and in accordance with such 409A Guidance.

ARTICLE VII - BENEFICIARIES

Section 7.1.  Beneficiary Designations.  A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death.  The Beneficiary hereunder need not be the same as under other retirement plans in which Participant participates.  In the absence of a Beneficiary designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant shall be the Participant’s beneficiary under the Qualified Plan.  A person designated by a Participant as the Participant’s Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary.  If two or more persons designated as a Participant’s Beneficiary are in existence, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provides for a different allocation.

Section 7.2.  Change in Beneficiary.

(a)           Anything herein or in the Qualified Plan to the contrary notwithstanding, a Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person.

(b)           Any change in Beneficiary shall be made by giving written notice thereof to the Plan Administrator and any change shall be effective only if received prior to the death of the Participant.

Section 7.3.  Distributions to Beneficiaries.  Upon the death of a Participant who had commenced to receive payment of his or her Account prior to his or her death in the form of installments (as provided in Section 6.1(b)), any unpaid installments shall be paid to the Participant’s Beneficiary at the same time that they would have been paid to the Participant had the Participant not died (as provided in Section 6.1(b)).  Upon the death of any other Participant, the entire Account of the Participant shall be paid to the Participant’s Beneficiary in a lump sum cash payment as soon as practicable following the Participant’s death, but in no event later than 60 days after the Company receives notice of the Participant’s death.  Notwithstanding the foregoing, distributions to Beneficiaries of amounts that are allocated to Participants’ Accounts shall be made in a manner that satisfies the requirements of Code Section 409A.

ARTICLE VIII - INVESTMENT OF ACCOUNTS

Section 8.1.  Hypothetical Investment Fund(s).  The Company shall designate as a Hypothetical Investment Fund or Funds under this Plan one or more of the investment funds provided under the Qualified Plan or offered by the trustee thereunder.  Any such designation shall be in a writing which may be amended or supplemented from time to time by the Company pursuant to rules adopted by the Company.  Each Participant (or the Participant’s Beneficiary) shall elect a Hypothetical Investment Fund (or, if permitted by rules adopted by the Company, one or more Hypothetical Investment Funds) for the purposes of Section 4.1.  Such an election may be made in accordance with rules and procedures established by the Company.  A Participant or Beneficiary may change the Participant’s (or Beneficiary’s, as the case may be) Hypothetical Investment Fund election to another election at times specified in rules adopted by the Company and, from and after the effective date of such change, the Participant’s (or Beneficiary’s, as the case may be) new Hypothetical Investment Fund election shall be applicable.  In the absence of a hypothetical investment election by a Participant or the Participant’s Beneficiary, the Company shall select the Hypothetical Investment Fund(s) which shall be applicable to such person’s Account.

ARTICLE IX - MISCELLANEOUS

Section 9.1.  Liability of Employers.  Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between an Employer and any Participant, Beneficiary or any other person.

Section 9.2.  Limitation on Rights of Participants and Beneficiaries - No Lien.  This Plan is designed to be an unfunded, nonqualified plan.  Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of an Employer.  The Employers shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Employers for use in connection with the Plan.  No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of an Employer prior to the time that such assets are paid to the Participant or Beneficiary as provided herein.  Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Employers.  The amount standing to the credit of any Participant’s Account is purely notional and affects only the calculation of benefits payable to or in respect of him or her.  It does not give the Participant any right or entitlement (whether legal, equitable or otherwise) to any particular assets held for the purposes of the Plan or otherwise.

Section 9.3.  No Guarantee of Employment.  Nothing in this Plan shall be construed as guaranteeing future employment to Participants.  A Participant continues to be an employee of the Employers solely at the will of the Employers subject to discharge at any time, with or without cause.

Section 9.4.  Payment to Guardian.  If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of the Participant’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Employers from all liability with respect to such benefit.

Section 9.5.  Assignment.

(a)           Subject to Subsection (b), no right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.

(b)           Notwithstanding the foregoing, to the extent provided in Section 6.3, the Plan Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of all or a part of a Participant’s vested Account under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

Section 9.6.  Severability.  If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

Section 9.7.  Governing Law.  Except as otherwise provided in Section 1.3 and except when preempted by federal law, this Plan shall be regulated, construed and administered under the laws of the State of Ohio.

ARTICLE X - ADMINISTRATION OF PLAN

Section 10.1.  Administration.

(a)           The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan.  Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits.  The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 10.3, 10.4 and 10.5 hereof.

(b)           The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

Section 10.2.  Regulations.  The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or the 409A Guidance.  The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Section 10.3, 10.4 and 10.5 hereof, be final and binding on all persons.

Section 10.3.  Claims Procedures.

(a)           The Plan Administrator shall determine the rights of any person to any benefit hereunder.  Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.

(b)           The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision.  In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.

If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:

(i)            The specific reason(s) for the denial;

(ii)           A specific reference to the pertinent Plan provision(s) on which the denial is based;

(iii)          A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and

(iv)          An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

If additional information is needed, the claimant shall be provided at least 45 days within which to provide the information and any otherwise applicable time period for making a determination shall be suspended during the period the information is being obtained.

Within 60 days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim.  If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim.  If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim.  The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits.  The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination.  The decision by the Plan Administrator with respect to the review must be given within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days.  If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision.  The decision shall be written in a manner calculated to be understood by the claimant, and it shall include

                (A)          The specific reason(s) for the denial;

                (B)           A reference to the specific Plan provision(s) on which the denial is based;

                (C)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and

                (D)          A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.

(c)           The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.

Section 10.4.  Arbitration.

(a)           After a Participant has exhausted all administrative remedies as provided in Section 10.3, any disputes arising hereunder may, at the election of the Participant, be submitted for non-binding arbitration to an arbitrator appointed under the auspices of the American Arbitration Association (“AAA”) office in Cincinnati, Ohio, or if closer, the AAA office that is located in a U.S. city nearest to the general corporate offices of the Company for resolution under the AAA Employment Dispute Arbitration Rules.  Such arbitration shall be held in such place as the parties and the arbitrator shall mutually agree.  The arbitrator shall apply applicable Federal and state law, including ERISA.  The provisions of ERISA, including, but not limited to, preemption, review of claims, and standards of review, shall be applied by the arbitrator to the same extent as if the matter were proceeding in federal court.  The state law applied shall be the law of the state in which the general corporate offices of the Company are located (Ohio as of the date hereof).  The entire cost of the proceedings, except for the Participant’s attorney’s fees and costs, shall be borne by the Company.

(b)           If, following exhaustion of all administrative remedies as provided in Section 10.3 and Subsection (a) above, the Participant pursues litigation with respect to a dispute arising hereunder and prevails in such litigation, the Company shall reimburse the Participant for attorneys’ and related fees and expenses incurred by the Participant prior to December 31 of the year following the year in which the Participant’s Separation from Service occurred with respect to such litigation in an aggregate amount not to exceed the amount of the Participant’s most recent base salary.  Such reimbursements must be paid no later than December 31 of the second year following the year in which the Participant’s Separation from Service occurred.

Section 10.5.  Revocability of Plan Administrator/Employer Action.  Any action taken by the Plan Administrator or an Employer with respect to the rights or benefits under the Plan of any person shall be revocable by the Plan Administrator or the Employer as to payments not yet made to such person, and acceptance of any benefits under the Plan constitutes acceptance of and agreement to the Plan Administrator’s or the Employer’s making any appropriate adjustments in future payments to such person to recover from such person any excess payment or make up any underpayment previously made to him or her.

Section 10.6.  Amendment.

(a)           The Compensation Committee may at any time (without the consent of the Employees) amend any or all of the provisions of this Plan, except that no such amendment may adversely affect the amount of any Participant’s accrued benefit as of the date of such amendment, without the prior written consent of the affected Participant.  A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder.

(b)           Without limiting the generality of the foregoing, the Compensation Committee shall have the authority to adopt an amendment to the Plan that conforms the terms of the Plan to the requirements of Section 409A of the Code at such time as the Company determines is necessary to comply with the 409A Guidance.

Section 10.7.  Termination.

(a)           The Compensation Committee, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever, except that, subject to Subsection (b) hereof, no such termination may adversely affect the amount of any Participant’s accrued benefit as of the date of such termination, without the prior written consent of the affected Participant.  Notwithstanding the preceding sentence, the Compensation Committee, in its sole discretion, may terminate this Plan to the extent and in circumstances described in Treas. Reg. § 1.409A-3(j)(4)(ix), or any successor provision.  A proper termination of this Plan automatically shall effect a termination of all

Participants’ rights and benefits hereunder without further action.  Written notice of any termination shall be given to the Participants as soon as practicable after a proper termination.

(b)           Any Employer (other than the Company) that adopts the Plan may elect to withdraw from the Plan and such withdrawal shall constitute a termination of the Plan as to such Employer; provided, however, that such terminating Employer shall continue to be an Employer for purposes hereof as to Participants or Beneficiaries to whom it owes obligations hereunder.  Such withdrawal and termination shall be expressed in an instrument executed by the terminating Employer and filed with the Company, and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.